                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.        )

        Filed by the Registrant [X]
        Filed by a party other than the Registrant [ ]
        Check the appropriate box:

     [ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Com-
     [X] Definitive Proxy Statement           mission Only (as permitted by
     [ ] Definitive Additional Materials      Rule 14a-6(e)(2))

     [ ] Soliciting Material Pursuant to
         Rule 14a-11(c) or Rule 14a-12

                             Preview Travel, Inc.
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               (Name of Registrant as Specified in Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials:

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement no.:

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     (3) Filing Party:

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     (4) Date Filed:

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Preview - 1999 Proxy Statement

                                                                   May 10, 1999

Dear Stockholder:

  You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Preview Travel, Inc. (the "Company") to be held at 10:00 am on Tuesday, June 15, 1999 at the Park Hyatt Hotel, 333 Battery Street, San Francisco.

  At the Annual Meeting, the stockholders will be asked to elect six Directors, to appoint Independent Accountants, to ratify an amendment to the 1997 Stock Option Plan and to ratify an amendment to the 1997 Directors' Stock Option Plan. The accompanying Notice of 1999 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

  The Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated Directors, in favor of the appointment of Independent Accountants, in favor of the amendment to the 1997 Stock Option plan, and in favor of the amendment to the 1997 Directors' Stock Option Plan.

  Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ Jim Hornthal
                                          Jim Hornthal
                                          Founder, Chairman of the Board

                                   IMPORTANT

   A proxy card is enclosed. We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy will be revoked.

                   IT IS IMPORTANT THAT YOU VOTE YOUR STOCK

                             PREVIEW TRAVEL, INC.

                   Notice of Annual Meeting of Stockholders

                           To Be Held June 15, 1999

  The Annual Meeting of Stockholders (the "Annual Meeting") of Preview Travel, Inc., a Delaware corporation (the "Company"), will be held at the Park Hyatt Hotel, located at 333 Battery Street, San Francisco, California, on Tuesday, June 15, 1999, at 10:00 a.m., local time, for the following purposes:

    1. To elect six directors of the Company to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the fiscal year ending December 31, 1999;

    3. To approve the amendment of the Company's 1997 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,300,000 shares;

    4. To approve the amendment of the Company's 1997 Directors' Stock Option Plan to provide for the automatic grant of a stock option to purchase 5,000 shares to each nonemployee director for each committee of the Board of Directors on which the director serves; and

    5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

  The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

  The Board of Directors has fixed the close of business on April 28, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

  All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ Leonard R. Stein
                                          Leonard R. Stein
                                          Senior Vice President, General
                                          Counsel and Secretary

San Francisco, California
May 17, 1999


                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
                        THANK YOU FOR ACTING PROMPTLY.

                             PREVIEW TRAVEL, INC.

                               747 Front Street
                        San Francisco, California 94111

                                PROXY STATEMENT

General

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Preview Travel, Inc., a Delaware corporation (the "Company"), of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Park Hyatt Hotel, San Francisco, located at 333 Battery Street, on Tuesday, June 15, 1999, at 10:00 a.m., local time, and any adjournment or postponement thereof.

  This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998, including financial statements, were first mailed to stockholders entitled to vote at the meeting on or about May 17, 1999.

Revocability of Proxies

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Chief Financial Officer) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Record Date; Voting Securities

  The close of business on April 28, 1999 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 13,816,408 shares of Common Stock outstanding and held of record by approximately 237 stockholders.

Voting and Solicitation

  Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters Shares of Common Stock may not be voted cumulatively.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR amendment of the 1997 Stock Option Plan, FOR amendment of the 1997 Directors' Stock Option Plan, FOR ratification of the appointment of the designated independent accountants and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present with respect to that matter. The

Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

  The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

Nominees

  The Company's Bylaws currently provide for seven directors. At the Annual Meeting, the stockholders will elect six directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. The Board of Directors proposes to fill the remaining seat at such time as it has identified a qualified candidate. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

  Assuming a quorum is present, the six nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted FOR the election of each of the six nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

  The names of the nominees, their ages as of March 31, 1999 and certain other information about them are set forth below:

 Name of Nominee       Age Principal Occupation                  Director Since
 ---------------       --- --------------------                  --------------
 James J. Hornthal....  45 Chairman and Acting Chief Executive        1985
                           Officer of the Company

 Thomas W. Cardy......  42 Executive Vice President and Chief         1991
                           Financial Officer of the Company;
                           Executive Vice President,
                           Entertainment and New Media of
                           Communications Equity Associates,
                           Inc.

 Thomas A. Cullen.....  39 President, MediaOne Interactive            1997
                           Services, Inc.

 Theodore J. Leonsis..  43 President, Interactive Properties          1985
                           Group of America Online, Inc.

 James E. Noyes.......  52 Executive Vice President, Sales of         1996
                           Sunterra Corporation

 David S. Pottruck....  50 President and Co-Chief Executive           1997
                           Officer of The Charles Schwab
                           Corporation

  There are no family relationships among any of the directors or executive officers of the Company.

  James J. Hornthal founded the Company in 1985 and has served as Chairman since inception. Mr. Hornthal has served as Acting Chief Executive Officer of the Company since February 1999. Mr. Hornthal also served as

President of the Company until April 1994 and as Chief Executive Officer until June 1997. Prior to starting Preview Travel, Mr. Hornthal was a General Partner at Oak Grove Ventures, a venture capital firm, and a Consultant for The Boston Consulting Group, a management consulting firm. Mr. Hornthal also serves as a director of several privately held technology-based and media companies. Mr. Hornthal received an A.B. degree from Princeton University and an M.B.A. degree from Harvard Business School, where he was a Baker Scholar.

  Thomas W. Cardy has been a director of the Company since December 1991. Mr. Cardy has served as Executive Vice President and Chief Financial Officer of the Company since March 1999. Since September 1988, Mr. Cardy has been employed with Communications Equity Associates, Inc. ("CEA"), an investment banking firm serving the entertainment and new media industries, and is currently Executive Vice President, Entertainment and New Media at CEA. Prior to joining CEA in 1988, Mr. Cardy was a Senior Manager with Arthur Andersen & Co., a public accounting firm. Mr. Cardy received a B.S. degree from the University of Florida and is a certified public accountant.

  Thomas A. Cullen has been a director of the Company since April 1997. Since June 1998, Mr. Cullen has been President of MediaOne Interactive Services, Inc., a subsidiary of MediaOne Group Inc. (formerly U S WEST Media Group), a broadband communications company. From August 1989 to June 1998, Mr. Cullen served in various senior management positions with U S WEST, Inc., a telecommunications company, including President of the Interactive Services Group of U S WEST Media Group. Mr. Cullen also serves as a director of SportsLine USA, Inc. Mr. Cullen received a B.S.B.A. degree from Northern Arizona University and an M.B.A. degree from the University of Colorado.

  Theodore J. Leonsis has been a director of the Company since June 1985. Mr. Leonsis is currently President of the Interactive Properties Group of America Online, Inc., an online services company ("AOL"). From March 1998 to March 1999, he was President of AOL Studios, an operating division of AOL; from November 1996 to March 1998, Mr. Leonsis served as President and Chief Executive Officer of AOL Studios; and from September 1994 to November 1996, he served as President of America Online Services Company. Prior to joining AOL, Mr. Leonsis was the founder and President of Redgate Communications Corporation, a media marketing company he founded in 1986, which was subsequently acquired by AOL in May 1994. Mr. Leonsis also serves as a director of several privately held companies. Mr. Leonsis received a B.A. degree from Georgetown University.

  James E. Noyes has been a director of the Company since January 1996. Since July 1996, Mr. Noyes has served as a director and Executive Vice President of Sunterra Corporation (formerly Signature Resorts, Inc.), a developer and operator of vacation ownership resorts and served as the Chief Operating Officer of Sunterra Corporation from March 1998 to January 1999. From 1988 to June 1996, Mr. Noyes served as President of The Trase Miller Group, a travel technology services company and previously served as its Vice President/General Manager from 1982 through 1988 and its Vice President of Marketing and Sales from 1980 to 1982. Mr. Noyes is also a founder of Premier Yachts, Ltd. Mr. Noyes also serves as a director of Ball Horticultural, Inc. and as a Chairman of Grand Getaways, Inc. Mr. Noyes received a B.A. degree from Dartmouth College and an M.B.A. degree from Stanford University.

  David S. Pottruck has been a director of the Company since September 1997. Since 1984, Mr. Pottruck has served in various senior management positions with The Charles Schwab Corporation ("Schwab"), a financial services company, and is currently the President and Co-Chief Executive Officer and a director of Schwab. He is also Chief Executive Officer of Charles Schwab & Co., Inc., the brokerage subsidiary of Schwab. Mr. Pottruck serves as a director of McKessonHBOC Corporation and Intel Corporation. Mr. Pottruck received B.A. and M.B.A. degrees from the University of Pennsylvania.

Compensation of Directors

  Except for reimbursement for reasonable travel expenses relating to attendance at Board meetings and the grant of stock options, directors are not compensated for their services as directors. Directors who are employees of the Company are eligible to participate in the Company's 1988 and 1997 Stock Option Plans and will be eligible to participate in the Company's 1997 Employee Stock Purchase Plan. Directors who are not employees of the Company will be eligible to participate in the Company's 1997 Stock Option Plan and 1997 Directors' Stock Option Plan. The Company's 1997 Directors' Stock Option Plan provides that each person who becomes a nonemployee director of the Company will be granted a nonstatutory stock option to purchase 20,000 shares of Common Stock on the date on which the optionee first becomes a nonemployee director of the Company. Thereafter, on the date of each annual meeting of the Company's stockholders at which such director is elected, each such nonemployee director shall be granted an additional option to purchase 5,000 shares of Common Stock if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. The proposed amendment to the 1997 Directors' Stock Option Plan will provide that, on the date of each annual meeting of the Company's stockholders, each nonemployee director shall also be granted an additional option to purchase 5,000 shares for each committee of the Board of Directors on which such director serves.

  In addition, following the resignation of the Company's Chief Executive Officer, the Company retained Mr. Cardy to serve as a consultant to the Company, for which Mr. Cardy will receive a fee of $12,500 per month and reimbursement for certain travel and temporary living expenses in San Francisco. In addition, Mr. Cardy was granted an option to purchase 45,000 shares of Common Stock under the 1997 Stock Option Plan, which option shall vest over a period of 12 months. In April 1999, in connection with the appointment of Mr. Cardy to the position of Executive Vice President and Chief Financial Officer, Mr. Cardy received an additional option to purchase 25,000 shares of Common Stock under the 1997 Stock Option Plan, which option shall vest over a period of 12 months.

Meetings and Committees of the Board of Directors

  During the period from January 1, 1998 through December 31, 1998 (the "last fiscal year"), the Board met nine times. Except for Mr. Noyes, who attended six of the nine meetings, no other director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she serves. The Board has an Audit Committee, a Compensation Committee and an Operating Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board will consider nominations from stockholders, which should be addressed to Leonard Stein at the Company's address set forth above.

  The Audit Committee currently consists of directors Cullen and Noyes, two of the Company's non-employee directors, and held four meetings during the last fiscal year. Mr. Cardy served on the Audit Committee during the entire last fiscal year and was succeeded by Mr. Noyes in February 1999. The Audit Committee recommends the engagement of the firm of certified public accountants to audit the financial statements of the Company and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

  The Compensation Committee consists of directors Leonsis and Pottruck, and held three meetings during the last fiscal year. Its functions are to establish and administer the Company's policies regarding annual executive salaries and cash incentives and long-term equity incentives. The Compensation Committee administers the Company's 1988 Stock Option Plan, 1997 Stock Option Plan, 1997 Directors' Stock Option Plan and 1997 Employee Stock Purchase Plan.

  The Operating Committee consists of directors Hornthal, Leonsis and Pottruck. Its principal function is to advise the Company's management on key operating issues.

Recommendation of the Board:

   THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                PROPOSAL NO. 2

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.) has served as the Company's independent accountants since 1995 and has been appointed by the Board to continue as the Company's independent accountants for the fiscal year ending December 31, 1999. In the event that ratification of this selection of accountants is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of accountants.

  A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board:

      THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE
                     FISCAL YEAR ENDING DECEMBER 31, 1999.

                                PROPOSAL NO. 3

                   AMENDMENTS TO THE 1997 STOCK OPTION PLAN

  At the Annual Meeting, the Company's stockholders are being asked to approve an amendment to the 1997 Stock Option Plan (the "1997 Stock Option Plan") that would increase the number of shares of Common Stock reserved for issuance thereunder by 1,300,000 shares. The following is a summary of principal features of the 1997 Stock Option Plan, but it does not purport to be a complete description of all provisions of the plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Chief Financial Officer at the Company's principal offices at 747 Front Street, San Francisco, California 94111.

General

  The 1997 Stock Option Plan was adopted by the Board of Directors (the "Board") in October 1997 and approved by the stockholders in November 1997. A total of 1,500,000 shares of Common Stock has been reserved for issuance under the 1997 Stock Option Plan. At the Annual Meeting, the Company's stockholders are being asked to approve an amendment to the 1997 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by an additional 1,300,000 shares. As of April 15, 1999, options to purchase an aggregate of 1,267,540 shares of Common Stock were outstanding under the 1997 Stock Option Plan at a weighted average exercise price of $19.45 per share, and 22,468 shares had been issued upon exercise of previously granted options.

  The 1997 Stock Option Plan provides for grants to employees of the Company and any subsidiary of the Company (including officers and employee directors) of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants of non-statutory options ("NSOs") to employees (including officers and employee directors) and consultants (including non-employee directors) of the Company or any affiliate of the Company. See "Federal Income Tax Aspects of the 1997 Stock Option Plan" below for information concerning the tax treatment of incentive stock options and nonstatutory options.

  The 1997 Stock Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Purpose

  The purposes of the 1997 Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to give employees and consultants of the Company a greater personal stake in the success of the Company's business, to provide additional incentive to the employees and consultants of the Company to continue and advance in their employment and service to the Company and to promote the success of the Company's business.

Administration

  The 1997 Stock Option Plan is administered by the Company's Board of Directors or a committee of the Board (the "Administrator"). The 1997 Stock Option Plan is currently being administered by the Board of Directors, except that, with respect to executive officers of the Company (including executive officers who are also directors), the 1997 Stock Option Plan is being administered exclusively by the Compensation Committee of the Board of Directors. The Administrator may determine the terms of the options granted, including the exercise price, the number of shares subject to each option and the exercisability of the option. The Administrator also has the full power to select the individuals to whom options will be granted and to make any combination of grants to any participants. The Administrator's interpretation and construction of any provision of the 1997 Stock Option Plan are final and binding upon all participants.

  Members of the Board receive no additional compensation for their services in connection with the administration of the 1997 Stock Option Plan. All directors currently hold office until the annual meeting of stockholders of the Company following their election, or until their successors are duly elected and qualified. Directors may be removed from office by the vote or written consent of the majority of outstanding shares pursuant to the provisions of Section 141(k) of the Delaware General Corporation Law.

Eligibility

  The 1997 Stock Option Plan provides that incentive stock options may be granted only to employees (including officers and employee directors) of the Company or any subsidiary of the Company, while nonstatutory stock options may be granted not only to employees (including officers and employee directors), but also consultants (including non-employee directors) of the Company or any subsidiary of the Company.

  The 1997 Stock Option Plan sets neither a maximum nor minimum number of shares of Common Stock that may be granted under options to any person, other than the annual per employee limitation set forth in "Limitation on Grants to Employees," below. However, no employee may be granted incentive stock options that first become exercisable (i.e., that vest) in any calendar year for Common Stock having a total fair market value, determined at time of grant, in excess of $100,000. To the extent options have been issued to a person that exceed the $100,000 limit, such excess options are treated as nonstatutory options. See "Federal Income Tax Aspects of the 1997 Stock Option Plan" below.

Terms and Conditions of Options

  Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following terms and conditions:

  (a) Exercise of the Option. The Administrator determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering of payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Administrator, and such form of consideration may vary for each option. Each optionee should refer to his or her individual option agreement for information as to the exercisability and form of consideration applicable to his or her option.

  (b) Exercise Price and Consideration. The option exercise price may not be less than 100% of the fair market value of the Common Stock on the date of grant; provided, however, that NSO's may be granted to persons other than the Company's Chief Executive Officer or its other four most highly compensated officers whose compensation is required to be reported to stockholders under the Exchange Act at exercise prices of not less than 85% of the fair market value on the date the option is granted. In the case of an ISO granted to a person who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of Common Stock on the date of grant of such option.

  The Administrator of the 1997 Stock Option Plan determines the fair market value of the Common Stock. As long as the Common Stock of the Company is trading on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") (as of the date of this Prospectus, the Common Stock was traded on the Nasdaq National Market), the fair market value of a share of Common Stock of the Company shall be the closing sales price for such stock as quoted on such system on the date of determination (or, if for a given day no sales were reported, the closing bid on that day shall be used), as such price is reported in The Wall Street Journal or such other source the Administrator deems reliable.

  The consideration to be paid for shares issued on exercise of options granted under the 1997 Stock Option Plan, including the method of payment, is determined by the Administrator (in the case of ISOs, such determination shall be made at the time of grant) and may consist entirely of cash, check, promissory note or shares of Common Stock which have been beneficially owned by the optionee for at least six months or which were not acquired, directly or indirectly, from the Company, having a fair market value on the exercise date equal to the aggregate exercise price of the shares purchased. The Administrator may also authorize payments by any combination of the above methods or any other consideration and method of payment permitted by law.

  (c) Termination of Status As an Employee or Consultant. In the event of termination of an optionee's employment or consulting relationship with the Company for any reason other than death or permanent disability, the optionee may still exercise his or her option to the extent that he or she was entitled to exercise it at the date of termination, but such exercise must be made within thirty days (or such other period of time, not exceeding three months in the case of an ISO or six months in the case of an NSO, as is determined by the Administrator, with such determination in the case of an ISO being made at the time the option is granted) and may not be made later than the date of expiration of the term of the option as set out in the option agreement.

  (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his or her total and permanent disability, an option may be exercised (to the extent it was exercisable upon the date of termination) within six months of termination (or such other period of time, not to exceed twelve months, as is determined by the Administrator, with such determination in the case of an ISO being made at the time the option is granted), but an option may not be exercised later than the date of expiration of the term of the option as set out in the option agreement.

  (e) Death. If an optionee should die while employed or serving as a consultant to the Company, the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance may exercise the option at any time within six months (or such other period of time, not exceeding twelve months, as is determined by the Administrator, with such determination in the case of an ISO being made at the time of grant of the option) after the date of death (but not later than the date of expiration of the term of the option as set out in the option agreement). The option shall be exercisable to the extent that the right to exercise would have accrued had the optionee continued living and working as an employee of or consultant to the Company for another three months (or such other period of time as is determined by the Administrator) beyond the date of death.

  If an optionee should die within 30 days (or such other period of time, not to exceed three months, as is determined by the Administrator, with such determination in the case of an ISO being made at the time of grant of the option) after terminating his or her employment relationship with the Company, the optionee's estate or person who has acquired the right to exercise the option may likewise exercise the option at any time within six months after the date of death, but not later than the date of expiration of the term of the option as set out in the option agreement. However, in this case, the option shall be exercisable only to the extent it was exercisable at the date of termination.

  (f) Term of Options. The term of an option is determined by the specific option agreement. Incentive stock options may not have a term of more than 10 years. Furthermore, the maximum term for an option granted to an optionee who immediately before the grant of such option owns more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary is five years. No option may be exercised by any person after its term expires.

  (g) Limitation on Grants to Employees. Subject to adjustment as provided in the 1997 Stock Option Plan, the maximum number of shares which may be subject to options granted to any one employee under the 1997 Stock Option Plan during any fiscal year of the Company is 1,500,000 shares.

  (h) Option Not Transferable. An option is nontransferable by the optionee other than by will or the laws of descent and distribution; provided, however, that certain nonstatutory options may be transferable. An option is exercisable during the optionee's lifetime only by the optionee (or permitted transferee) and in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee (or permitted transferee).

  (i) Acceleration of Options. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the option shall be assumed or an equivalent option substituted by the successor corporation unless the administrator decides to accelerate the vesting of the option to make it exercisable as to some or all of the shares subject to the option. In the event of such acceleration of the option, the optionee shall have 30 days from the date of notice of the option's acceleration to exercise all or a portion of the option.

  (j) Other Provisions. The option agreement may contain other terms, provisions and conditions as may be determined by the Administrator as long as they are consistent with the 1997 Stock Option Plan.

Adjustments upon Changes in Capitalization

  In the event any change such as a stock split or dividend is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price and in the number of shares subject to each option, as well as in the number of shares available for issuance under the 1997 Stock Option Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate immediately prior to the consummation of such proposed action unless otherwise provided by the Administrator. The Administrator may declare that any option shall terminate as of a date fixed by the Administrator and give each optionee the right to exercise his or her option as to all or any part of the shares subject to the option, including shares as to which the option would not otherwise be exercisable.

Amendment and Termination of the Plan

  The Board may amend the 1997 Stock Option Plan at any time or from time to time or may terminate it without approval of the stockholders, except that stockholder approval is required for any amendment to the 1997 Stock Option Plan that increases the number of shares which may be issued under the 1997 Stock Option Plan, modifies the standards of eligibility, changes the limitation on grants to employees or effects other changes which would require stockholder approval to qualify options granted under the 1997 Stock Option Plan as performance-based compensation under Section 162(m) of the Code. However, no action by the Board or stockholders may alter or impair any option previously granted under the 1997 Stock Option Plan, unless mutually agreed otherwise between the optionee and the Board in a writing signed by the optionee and the Company. The 1997 Stock Option Plan shall terminate in October 2007. Any options outstanding at that time under the 1997 Stock Option Plan shall remain outstanding until they expire their own terms.

Plan Benefits

  During the fiscal year ended December 31, 1998, (i) options to purchase 235,000 shares of Common Stock were granted pursuant to the 1997 Stock Option Plan to all current executive officers (including directors who are executive officers) as a group (6 persons), (ii) no options were granted pursuant to the 1997 Stock Option Plan to any current directors who are not executive officers as a group, and (iii) options to purchase 461,055 shares of Common Stock were granted to all employees, including current officers who are not executive officers, as a group.

  The following table sets forth information with respect to the stock options granted and unexercised to the Named Executive Officers, all current executive officers as a group and all employees (including all current officers who are not executive officers) as a group under the 1997 Stock Option Plan as of December 31, 1998.

                                   Number of Shares Subject to Weighted Average
                                      Options Granted under     Exercise Price
Name                               the 1997 Stock Option Plan     Per Share
----                               --------------------------- ----------------
Kenneth J. Orton (1).............            100,000                $ 9.25
James J. Hornthal................             35,000                $13.50
Kenneth R. Pelowski (2)..........             25,000                $ 9.25
David E. Lambert (3).............             10,000                $ 9.25
Barrie Seidenberg................             90,000                $20.63
All current executive officers as
 a group (6 persons).............            235,000                $18.60
All employees (including all
 current officers who are not
 executive officers).............            461,055                $18.74

--------
(1) Mr. Orton resigned from the Company in February 1999.
(2) Mr. Pelowski resigned from the Company in March 1999.
(3) Mr. Lambert resigned from the Company in January 1999.

Federal Income Tax Aspects of the 1997 Stock Option Plan

  The following is a brief summary of the United States federal income tax consequences of transactions under the 1997 Stock Option Plan based on federal securities and income tax laws in effect as of the date of this Proxy (which laws could change at any time hereafter). This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or other country in which an optionee may reside. This summary does not purport to be complete. The Company advises all optionees to consult their own tax advisors concerning tax implications of option grants and exercises, and the disposition of shares acquired upon such exercise, under the 1997 Stock Option Plan.

  Options granted under the 1997 Stock Option Plan may be either "incentive stock options," as defined in Section 422 of the Code or nonstatutory stock options. If an option granted under the 1997 Stock Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no regular tax liability upon its exercise, although the exercise of an incentive stock option may give rise to alternative minimum tax (see below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain. If both of these holding periods are not satisfied (a "disqualifying disposition"), the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. The tax rate on long-term capital gains under current federal tax laws is capped at 20% for shares held more than one year. Capital losses are allowed in full against capital gains plus $3,000 of other income.

  All options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% stockholder of the Company, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon sale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

Required Vote

  The foregoing amendment of the 1997 Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of the Board

  THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF THE 1997 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 1,300,000 SHARES AS DESCRIBED ABOVE.

                                PROPOSAL NO. 4

              AMENDMENTS TO THE 1997 DIRECTORS' STOCK OPTION PLAN

  At the Annual Meeting, the Company's stockholders are being asked to approve an amendment to the 1997 Directors' Stock Option Plan (the "Directors' Stock Option Plan") that would provide for the automatic grant of a stock option to purchase 5,000 shares of Common Stock to each nonemployee director for each committee of the Board of Directors on which such director serves. The following is a summary of principal features of the Directors' Stock Option Plan, but it does not purport to be a complete description of all provisions of the plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Chief Financial Officer at the Company's principal offices at 747 Front Street, San Francisco, California 94111.

General

  The Company's Directors' Stock Option Plan was adopted by the Board of Directors in October 1997 and approved by the stockholders effective as of November 1997. A total of 250,000 shares of Common Stock have been reserved for issuance under the Directors' Stock Option Plan. As of April 15, 1999, options to purchase an aggregate of 25,000 shares of common stock at a weighted average exercise price of $27.00 per share were outstanding under the Directors' Stock Option Plan, and no shares had been issued upon exercise of previously granted options.

  Options granted under the Directors' Stock Option Plan are non-statutory options and do not qualify as "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). See the section below entitled "Federal Income Tax Aspects of the Directors' Stock Option Plan" for information concerning the tax treatment of non-statutory stock options.

  The Directors' Stock Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Purpose

  The purposes of the Directors' Stock Option Plan are to attract and retain the best available personnel for service as directors of the Company, to provide additional incentive to the nonemployee directors of the Company to serve as directors, and to encourage their continued service on the Board.

Administration

  The Directors' Stock Option Plan is designed to work automatically, without administration. However, to the extent administration is necessary, it will be provided by the Board of Directors. The interpretation and construction of any provision of the Directors' Stock Option Plan by the Board of Directors shall be final and conclusive.

  Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Directors' Stock Option Plan. All directors currently hold office until the annual meeting of stockholders of the Company following their election, or until their successors are duly elected and qualified. Directors may be removed from office by the vote or written consent of the majority of outstanding shares pursuant to the provisions of Section 141(k) of the Delaware General Corporation Law.

Eligibility

  The Directors' Stock Option Plan provides for the grant of non-statutory options to nonemployee directors of the Company. Each such director shall be automatically granted an option to purchase 20,000 shares of Common Stock (the "First Option") on the date on which such person first becomes a non-employee director, whether through election by the stockholders or appointment by the Board of Directors to fill a vacancy. In addition, on the date of each Annual Meeting of the Company's stockholders following which a nonemployee director is serving on the Board, such nonemployee director shall automatically be granted (1) an option to purchase 5,000 shares of Common Stock (provided that the director shall have served on the Board for at least six months prior to the date of such Annual Meeting), and (2) an option to purchase 5,000 shares of Common Stock for each committee of the Board of Directors on which the director serves as of such date (each of the foregoing options is referred to herein as an "Annual Option").

  In the event any automatic grant(s) would cause the aggregate number of shares to exceed the authorized pool of shares available for issuance under this Plan, then such automatic grant(s) will be adjusted by dividing the remaining shares available pro rata among such automatic grant(s).

Terms and Conditions of Options

  Options granted under the Directors' Stock Option Plan have a term of 10 years. Each option is evidenced by a stock option agreement between the Company and the director to whom such option is granted and is subject to the following additional terms and conditions:

  (a) Rule 16b-3. Options granted to directors must comply with the applicable provisions of Rule 16b-3 or any successor thereto and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to Directors' Stock Option Plan transactions.

  (b) Exercise of the Option. The First Option shall become exercisable in cumulative installments of 25% of the shares subject to the option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option. Each Annual Option shall become exercisable for 100% of the shares subject to the Annual Option on the first anniversary of the date of grant of each such Annual Option.

  An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. The consideration to be paid for shares issued upon exercise of options granted under the Directors' Stock Option Plan, including the method of payment, shall consist entirely of: 1) cash; 2) check; 3) other shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the shares for which the option is being exercised (provided, however, that if the shares being surrendered were acquired from the Company, they must have been held for at least six months); or 4) any combination of the foregoing methods of payment and/or any other consideration or method of payment as shall be permitted under applicable corporate law.

  (c) Exercise Price. The exercise price shall be equal to 100% of the fair market value of the Company's Common Stock on the date of grant of the option. If there is a public market for the Common Stock, the fair market value per share shall be the mean of the bid and asked prices of the Common Stock in the over-the-counter market on the date of grant, as reported in The Wall Street Journal or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System ("Nasdaq"). If the Common Stock is listed on a stock exchange or the Nasdaq National Market the fair market value of a share of Common Stock shall be the closing price on such exchange or system on the date of grant of the option (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal. In the absence of an established market for the Common Stock, the fair market value shall be determined by the Board of Directors in its discretion.

  (d) Termination of Status as a Director. The Directors' Stock Option Plan provides that if the optionee ceases to serve as a director of the Company, the option may be exercised within 90 days after the date he or she ceases to be a director as to all or part of the shares that the director was entitled to exercise at the date of such termination. Notwithstanding the foregoing, in no event may an option be exercised after its 10-year term has expired. To the extent that the director was not entitled to exercise an option at the date of such termination, or does not exercise an option that he or she was entitled to exercise within the time specified, the option shall terminate.

  (e) Death. Notwithstanding the provisions of paragraph (d) above, if an optionee should die while serving as a director of the Company and has been in continuous status as a director since the date of grant of the option, the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance may exercise the option at any time within six months after the date of death (but not later than the date of expiration of the term of the option as set out in the option agreement). The option shall be exercisable to the extent that the right to exercise would have accrued had the optionee continued living and serving as a director of the Company for another six months beyond the date of death.

  If an optionee should die within three months after the termination of his or her service as a director of the Company, the optionee's estate or person who has acquired the right to exercise the option may likewise exercise the option by bequest or inheritance at any time within six months after the date of death, but not later than the date of expiration of the term of the option as set out in the option agreement. However, in this case, the option shall be exercisable only to the extent it was exercisable at the date of termination.

  (f) Disability. Notwithstanding the provisions of paragraph (d) above, if an optionee is unable to continue his or her service as a director of the Company as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), the director may, but only within six months from the date of his or her termination, exercise his or her option to the extent he or she was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may an option be exercised after its 10-year term has expired. To the extent that the director was not entitled to exercise the option at the date of termination, or if he or she does not exercise such option (which he or she was entitled to exercise) within the time specified, the option shall terminate.

  (g) Suspension or Termination of Options. No option is exercisable by any person after the expiration of 10 years from the date the option was granted. If the President of the Company or his or her designee reasonably believes that an optionee has committed an act of misconduct, the President may suspend the director's right to exercise any option pending a determination by the Board of Directors (excluding the director accused of such misconduct). If the Board of Directors (excluding the director accused of such misconduct) determines a non-employee director has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if an optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company, or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the director nor his or her estate shall be entitled to exercise any option whatsoever. In making such determination, the Board of Directors (excluding the director accused of such misconduct) shall act fairly and shall give the director an opportunity to appear and present evidence on the director's behalf at a hearing before the Board of Directors or a committee of the Board of Directors.

  (h) Nontransferability of Options. An option is not transferable by the optionee, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relation order, and is exercisable only by an optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance.

  (i) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Stock Option Plan as may be determined by the Company's Board of Directors.

Adjustment Upon Changes in Capitalization or Corporate Transactions

  Subject to any required action by the stockholders of the Company, the number of shares covered by each outstanding option, and the number of shares which have been authorized for issuance under the Directors' Stock Option Plan but as to which no options have yet been granted or which have been returned to the Directors' Stock Option Plan upon cancellation or expiration of an option, as well as the price per share covered by each such outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the aggregate number of issued shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board of Directors, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in the Director's Stock Option Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an option.

  In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company's assets, (iii) a merger or consolidation in which the Company is not the surviving corporation, or (iv) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, the Company is obligated to give each optionee, at the time of adoption of the plan for liquidation, dissolution, sale, merger, consolidation or reorganization, either a reasonable time thereafter within which to exercise his or her option, prior to the effectiveness of such liquidation, dissolution, sale, merger, consolidation or reorganization, at the end of which time the option will terminate, or the right to exercise the option (or receive a substitute option with comparable terms) as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such liquidation, dissolution, sale, merger, consolidation or reorganization.

Amendment and Termination

  The Company's Board of Directors may amend or terminate the Directors' Stock Option Plan from time to time, but such amendment or termination shall not adversely affect any stock options then outstanding under the Directors' Stock Option Plan, without the optionee's consent. To the extent necessary and desirable to comply with Rule 16b-3 (or any other applicable law or regulation), the Company will obtain stockholder approval of any amendment to the Directors' Stock Option Plan in such a manner and to such a degree as required. Any such amendment or termination of the Directors' Stock Option Plan shall not affect options already granted and such options shall remain in full force and effect as if the Directors' Stock Option Plan had not been amended or terminated unless mutually agreed otherwise between the optionee and the Board in writing signed by the optionee and the Company. The Directors' Stock Option Plan will terminate in November 2007, unless earlier terminated as described above.

Federal Income Tax Aspects of the 1997 Directors' Stock Option Plan

  Options granted under the 1997 Directors' Stock Option Plan are nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option exercise price. Because the optionee is a director of the Company, the date of taxation (and the date of measurement of taxable ordinary income) may be deferred for up to six months unless the optionee files an election under Section 83(b) of the Code. Upon resale of such shares by the optionee, any difference between the sales price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss. The tax rate on long-term capital gains under current federal tax laws is capped at 20% for shares held more than one year. Capital losses are allowed in full against capital gains plus $3,000 of other income.

Required Vote

  The foregoing amendment of the 1997 Directors' Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of the Board

  THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF THE 1997 DIRECTORS' STOCK OPTION PLAN TO PROVIDE FOR THE AUTOMATIC GRANT OF A STOCK OPTION TO PURCHASE 5,000 SHARES TO EACH NONEMPLOYEE DIRECTOR FOR EACH COMMITTEE OF THE BOARD OF DIRECTORS ON WHICH THE DIRECTOR SERVES, AS DESCRIBED ABOVE.

      COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information that has been provided to the Company with respect to beneficial ownership of shares of the Company's Common Stock as of March 31, 1999 for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the "Named Executive Officers"), and (iv) all current directors and executive officers of the Company as a group.

                                      Shares Beneficially Percent Beneficially
Name and Address                           Owned (1)            Owned(1)
----------------                      ------------------- --------------------
T. Rowe Price Associates, Inc. (2)..       1,291,100               9.3%
 100 East Pratt Street
 Baltimore, MD 21202

James J. Hornthal (3)...............       1,000,729               7.1

Entities affiliated with The
Equitable Companies Incorporated
(4).................................         985,837               7.1
 1290 Avenue of the Americas
 New York, NY 10104

MediaOne Interactive Services, Inc.
 (5)................................         932,540               6.8
 188 Inverness Drive West
 Englewood, CO 80112

America Online, Inc. (6)............         851,312               6.2
 22000 AOL Way
 Dulles, VA 20166

Entities affiliated with Husic Capi-
 tal Management (7).................         708,100               5.1
 555 California Street, Suite 2900
 San Francisco 94104

Kenneth J. Orton (8)................         204,584               1.5

Kenneth R. Pelowski (9).............           2,605                 *

David E. Lambert (10)...............          50,219                 *

Barrie Seidenberg (11)..............          45,311                 *

Thomas W. Cardy (12)................          51,196                 *

Thomas A. Cullen (13)...............         937,540               6.8

Theodore J. Leonsis (14)............          72,830                 *

James E. Noyes (15).................          19,257                 *

David S. Pottruck (16)..............          28,222                 *

All directors and officers as a
 group (13 persons) (17)............       2,453,535              17.1%

--------
  * Less than 1%.
 (1) Applicable percentage of beneficial ownership is based on 13,811,205 shares of Common Stock outstanding as of March 31, 1999, together with applicable options and warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 1999. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Unless otherwise indicated, the address of each of the individuals named above is: c/o Preview Travel, Inc., 747 Front Street, San Francisco, California 94111.
 (2) Information is based on Schedule 13G filed by the holder on February 12, 1999.
 (3) Includes 215,730 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999. Also includes 720,615 shares held by Hornthal Living Trust and an aggregate of 64,384 shares held in trusts of which Mr. Hornthal is a trustee and has voting power.
 (4) Includes shares held by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle, AXA and The Equitable Companies Incorporated. Information is based on Schedule 13G filed by the holder on February 10, 1999.
 (5) Excludes shares held by Thomas A. Cullen. Mr. Cullen is President of MediaOne Interactive Services, Inc. Information is based on Schedule 13G filed by the holder on February 12, 1999.
 (6) Does not include 67,830 shares held by Theodore J. Leonsis, a director of the Company. Mr. Leonsis is President of the Interactive Properties Group of AOL. Mr. Leonsis disclaims beneficial ownership of the shares held by AOL. Information is based on Schedule 13G filed by the holder on February 11, 1999.
 (7) Information is based on Schedule 13G filed by the holder on February 12, 1999.
 (8) Mr. Orton resigned from the Company in February 1999. Includes 179,584 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.
 (9) Mr. Pelowski resigned from the Company in March 1999. Includes 2,605 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.
(10) Mr. Lambert resigned from the Company in January 1999.
(11) Includes 45,311 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.
(12) Includes 20,000 shares held by Mr. Cardy, 2,500 shares held by Eugenia C. Cardy and 10,363 shares held by Thomas W. Cardy Family Trust. Also includes 18,333 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.
(13) Includes 932,540 shares held by MediaOne Interactive Services, Inc., of which Mr. Cullen is President. Mr. Cullen disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 5,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.
(14) Does not include 851,312 shares held by AOL, of which shares Mr. Leonsis disclaims beneficial ownership. Also includes 5,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.
(15) Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.
(16) Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.
(17) Includes 525,522 shares issuable upon exercise of stock options exercisable within 60 days of April 15, 1998. A portion of the shares issued or issuable upon exercise of such stock options is subject to repurchase by the Company at the original exercise price in the event of termination of employment, which repurchase right lapses over time.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows the compensation earned by (a) the individual who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1998, (b) the four other most highly compensated individuals who served as an executive officer of the Company during the fiscal year ended December 31, 1998 (the "Named Executive Officers"); and (c) the compensation received by each such individual for the Company's two preceding fiscal years.

                          Summary Compensation Table

                                                        Long-Term
                                                       Compensation
                                  Annual Compensation     Awards
                                  -------------------- ------------
                                                        Securities   All Other
                                                        Underlying  Compensation
Name and Principal Position       Salary ($) Bonus ($) Options (#)    ($) (1)
---------------------------       ---------- --------- ------------ ------------
Kenneth J. Orton, Former
 President and Chief
 Executive Officer (2).....  1998 $ 241,905  $ 112,096   100,000      $ 4,697
                             1997   204,926     20,000   120,000        1,264
                             1996   157,125     25,000    30,000        1,323
James J. Hornthal, Chairman
 and Acting President and
 Chief Executive Officer...  1998   195,603     75,782    35,000        2,289
                             1997   170,139     15,000    25,000        1,764
                             1996   167,425        --        --         1,440
Kenneth R. Pelowski, Former
 Executive Vice President,
 Finance and
 Administration, and Chief
 Financial Officer (3).....  1998   157,759     54,597    25,000        1,422
                             1997    51,778     25,000   125,000           59
                             1996       --         --        --           --
David E. Lambert, Former
 Executive Vice President
 and President of Preview
 Travel Online, Inc. (4)...  1998   160,368     42,597    10,000        4,242
                             1997   144,380        --     15,000        1,237
                             1996   132,761        --     25,000          486
Barrie A. Seidenberg,
 Executive Vice President
 of Online Services........  1998   139,972     39,768    90,000          310
                             1997   113,077     35,000    30,000          133
                             1996    89,217     27,500    10,000          --

--------
(1) Consists of travel benefits, parking expense reimbursement and insurance premiums paid by the Company.
(2) Mr. Orton resigned from the Company in February 1999.
(3) Mr. Pelowski resigned from the Company in March 1999.
(4) Mr. Lambert resigned from the Company in January 1999.

  In February 1999, the Company entered into an agreement with Mr. Orton in connection with his resignation as President and Chief Executive Officer of the Company. Under such agreement, the Company has agreed to retain Mr. Orton as a consultant during the 51-week period following his resignation, for which Mr. Orton would receive a consulting fee equal to $30,667 per month. All stock options held by Mr. Orton will continue to vest in accordance with their terms during the period he provides such consulting services to the Company. In addition, each of Mr. Orton's outstanding stock options has been amended to provide that Mr. Orton may pay the exercise price under each such option by executing a four-year, full recourse promissory note for the applicable exercise price.

  In January 1999, February 1999 and February 1999, Ms. Seidenberg, Mr. Hornthal and Mr. Pelowski were granted options to purchase 50,000 shares, 100,000 shares and 50,000 shares of Common Stock, respectively, at an exercise price of $21.25 per share, $19.9375 per share and $19.9375 per share, respectively, the fair market value of the Common Stock on the date of grant.

  The following table shows certain information regarding stock options granted to the Named Executive Officers during the year ended December 31, 1998. No stock appreciation rights were granted to these individuals during the year.

                       OPTION GRANTS IN FISCAL YEAR 1998

                                                                              Potential Realizable Value
                                                                               at Assumed Annual Rates
                         Number of Shares Percentage of                      Of Stock Price Appreciation
                            Underlying    Total Options Exercise                  for Option Term(2)
                             Options       Granted to   Price per Expiration ----------------------------
  Name                     Granted (1)      Employees     Share      Date         5%            10%
  ----                   ---------------- ------------- --------- ---------- ------------- --------------
Kenneth J. Orton (3)....     100,000          14.4%      $ 9.25    1/14/08   $     582,130 $    1,475,465

James J. Hornthal.......      35,000           5.0%      $13.50    1/26/08         297,359        753,684

Kenneth R. Pelowski
 (4)....................      25,000           3.6%      $ 9.25    1/14/08         145,533        368,866

David E. Lambert (5)....      10,000           1.4%      $ 9.25    1/14/08          58,213        147,547

Barrie A. Seidenberg....      20,000           2.9%      $ 9.25    1/14/08         116,426        295,093
                              70,000          10.1%      $23.88     8/3/08       1,053,132      2,666,939

--------
(1) These stock options, which were granted under the 1997 Stock Option Plan, become exercisable at a rate of 25% of the total number of shares of Common Stock subject to the option on the first anniversary of the date of grant, and 2.083% of the total number of shares monthly thereafter, as long as the optionee remains an employee with, consultant to, or director of the Company.
(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
(3) Mr. Orton resigned from the Company in February 1999.
(4) Mr. Pelowski resigned from the Company in March 1999.
(5) Mr. Lambert resigned from the Company in January 1999.

Option Exercises and Holdings

  The following table provides certain summary information concerning the shares of Common Stock represented by outstanding stock options held by each of the Named Executive Officers as of December 31, 1998.

                         Fiscal Year-End Option Values

                                                      Number of Securities               Value of Unexercised
                           Number of                 Underlying Unexercised              In-the-Money Options
Name                        Shares      Value    Options at December 31, 1998(#)      at December 31, 1998 ($)(2)
----                      Acquired on  Realized  ----------------------------------   -----------------------------
                          Exercise(#)   ($)(1)    Exercisable       Unexercisable     Exercisable    Unexercisable
                          ----------- ---------- ---------------   ----------------   -------------  --------------
Kenneth J. Orton(3).....    30,000    $  789,000           154,271            185,729    $2,482,678      $2,279,242
James J. Hornthal.......       --            --            197,500             52,500     3,161,492         450,707
Kenneth R. Pelowski(4)..    36,000       540,980             3,063            110,937        36,566       1,255,616
David E. Lambert(5).....    63,436     1,176,600             5,939             35,625        94,770         500,979
Barrie Seidenberg.......    10,000       263,000            31,407            118,593       467,362         558,678

--------
(1) The amount set forth represents the difference between the fair market value of the shares on the date of exercise and the exercise price of the option.
(2) Based on the $18.44 per share closing price of the Company's Common Stock on The Nasdaq National Market as of December 31, 1998, minus the exercise price, multiplied by the number of shares underlying the option.
(3) Mr. Orton resigned from the Company in February 1999.
(4) Mr. Pelowski resigned from the Company in March 1999.
(5) Mr. Lambert resigned from the Company in January 1999.

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended December 31, 1998. The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers. It also makes recommendations to the Board of Directors concerning the granting of options under the Company's 1988 and 1997 Stock Option Plans. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

General Compensation Policy

  Under the supervision of the Board of Directors, the Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. It is the objective of the Board of Directors to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board of Directors establishes from time to time for the Company and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders.

  The summary below describes in more detail the factors which the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

  The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

Cash-Based Incentive Compensation

  Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific company-wide goals, such as the increase in gross bookings and continued revenue and customer base growth.

Long-Term Incentive Compensation

  The Company has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the Board of Directors take the form of stock options designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's stockholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and responsibilities, and internal comparability considerations.

  Each option grant allows the executive officer to acquire shares of Common Stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service, and then only if the market price of the Common Stock appreciates over the option term.

Compensation of the Chief Executive Officer

  Kenneth J. Orton has served as the Company's President since April 1994 and as Chief Executive Officer since June 1997. His base salary for fiscal 1998 was $241,905.

  The factors discussed previously in "Base Salaries," "Cash-Based Incentive Compensation," and "Long-Term Incentive Compensation" were also applied in establishing the amount of Mr. Orton's salary and stock option grant. In reviewing Mr. Orton's performance, the Committee noted in particular a number of achievements by the Company in 1998, including the establishment of key strategic and distribution relationships and the significant growth in online travel bookings. Based on annual survey data which takes into consideration the CEO compensation of similar sized companies in the same geographic region and industry, the Committee believes that the base salary level for the CEO is commensurate with salaries paid to chief executive officers of comparable companies engaged in similar industries.

Deductibility of Executive Compensation

  The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and the four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under the Company's 1988 and 1997 Stock Option Plans to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

                                          Submitted by the Compensation
                                           Committee:

                                          Theodore J. Leonsis
                                          David S. Pottruck

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee of the Company's Board of Directors are currently Messrs. Leonsis and Pottruck, each of whom were appointed to the Compensation Committee in September 1997. From January 1998 to September 1998, Douglas J. Mackenzie also served as a member of the Compensation Committee. None of Messrs. Mackenzie, Pottruck or Leonsis has at any time been an officer or employee of the Company or any subsidiary of the Company.

  Mr. Leonsis is President of the Interactive Properties Group of AOL and, from November 1996 to March 1998, he was President of AOL Studios, an operating division of AOL. Since July 1994, the Company has maintained a relationship with AOL pursuant to which the Company developed and launched online travel services through a Preview Travel content area on the AOL network and AOL's Web site, AOL.com (together, the "AOL Online Area"), in January 1995. In September 1997, the Company entered into an agreement with AOL pursuant to which the Company serves as AOL's primary and preferred provider of travel services on the AOL Online Area. In addition, AOL has agreed to exclusively promote and advertise Preview Travel in online areas controlled by AOL and to deliver a minimum number of annual page views to the online areas promoting the Company. Over the five-year term of the agreement, the Company is obligated to make minimum payments totaling $32 million to AOL, as well as pay a percentage of commissions earned by the Company in excess of certain quarterly thresholds. The Company has also agreed to deliver content through the AOL Online Area and to provide travel services that are competitive in price and performance. The Company and AOL both have the right to sell advertising in the Company's content areas distributed through AOL, subject to the Company's obligation to pay a percentage of advertising revenues above certain threshold amounts to AOL after the second year of the agreement. Under a separate agreement, the Company has agreed to develop and manage a travel-related destination database for AOL in exchange for the right to receive all advertising revenues generated from such database up to a certain threshold, and share in advertising revenues thereafter. The Company's agreements with AOL expire in September 2002, or earlier in the event of a material breach or the Company's failure to deliver satisfactory content to the database or achieve specified annual levels of travel services bookings.

Certain Relationships and Related Transactions

  In February 1999, the Company entered into an agreement with Mr. Orton in connection with his resignation as President and Chief Executive Officer of the Company. Under such agreement, the Company has agreed to retain Mr. Orton as a consultant during the 51-week period following his resignation, for which Mr. Orton would receive a consulting fee equal to $30,667 per month. All stock options held by Mr. Orton will continue to vest in accordance with their terms during the period he provides such consulting services to the Company. In addition, each of Mr. Orton's outstanding stock options has been amended to provide that Mr. Orton may pay the exercise price under each such option by executing a four-year, full recourse promissory note for the applicable exercise price.

  The Company has entered into indemnification agreements with each of its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  See "Compensation Committee Interlocks and Insider Participation" for a description of the Company's relationship with AOL.

  In December 1998, the Company completed a transaction with NewsNet Central, Inc. ("NNC"), pursuant to which substantially all of the assets of the Company's television business, as operated by the Company's wholly owned subsidiary, News Travel Network, Inc. ("NTN"), were transferred to NNC. Prior to the closing of the transaction, the Company contributed certain assets to NTN, including the following: (a) cash in the amount of $88,000, (b) certain assets related to NTN's business, including a library of travel video content, and (c) assignment of the Company's rights and obligations under certain contracts related to NTN's business. In consideration of the transfer of the assets of NTN to NNC, the Company received from NNC the following: (a) a convertible promissory note in the principal amount of $250,000 (the "Note"),
(b) a subordinated promissory note in the principal amount of $1,000,000 (the "Subordinated Note"), which will bear interest at the rate of 6% per annum and will be secured by certain portions of the assets of NNC, including its fixed assets and the video library, and (c) a warrant to purchase up to 2,275,445 shares of Common Stock of NNC at an exercise price of $0.45 per share (the "Warrant"). The Note will be due and payable upon demand by the Company on December 31, 1999; provided, however, that the Note will be automatically converted into shares of Series A Preferred Stock of NNC at a conversion price of $4.50 per share upon the occurrence of certain conditions. Following the closing of the transaction and the conversions of all outstanding convertible promissory notes, including the Note, the Company owns approximately 19.7% of NNC's Common Stock (assuming conversion of the Series A Preferred Stock into Common Stock). James J. Hornthal is a director of NNC and holds 800,000 shares of Common Stock of NNC, which he purchased on November 15, 1998 at a price of $0.015 per share.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return data for the Company's stock since November 20, 1997 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of
(i) the Nasdaq National Market Composite index, and (ii) the Hambrecht and Quist Technology index. The graph assumes that $100 was invested on November 20, 1997, the date on which the Company completed the initial public offering of its Common Stock, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $11.00, the price to which such stock was first offered to the public by the Company on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.



                                    [GRAPH]
--------
* Assumes $100 invested on November 20, 1997 in the Common Stock of the Company and in each of the comparative indices, including reinvestment of dividends.

                                                      11/20/97 12/31/97 12/31/98
                                                      -------- -------- --------
Preview Travel, Inc..................................   $100   $ 68.73  $167.61
Nasdaq NM Composite..................................    100     99.53   139.84
Hambrecht & Quist Technology.........................    100     94.24   145.18

     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company, Leonard Stein, Preview Travel, Inc., 747 Front Street, San Francisco, California, 94111, no later than January 15, 2000 in order that they may be included in the Company's proxy statement and form of proxy for that meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 1998, all Reporting Persons complied with all applicable filing requirements, except as follows:

  David E. Lambert filed a Form 4 in March 1998 to report the acquisition of 15,000 shares through the exercise of a stock option at an exercise price of $2.20 per share, which exercise occurred in January 1998.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  This Proxy Statement incorporates certain documents of the Company by reference that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner, to whom this Proxy Statement is delivered, upon oral or written request, without charge, directed to Investor Relations, Preview Travel, Inc., 747 Front Street, San Francisco, California 94111, telephone number (415) 439-1200.

                                 OTHER MATTERS

  The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

  It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          THE BOARD OF DIRECTORS

May 17, 1999
San Francisco, California

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              PREVIEW TRAVEL, INC.

                       1999 ANNUAL MEETING OF STOCKHOLDERS

PROXY

     The undersigned stockholder of Preview Travel, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 17, 1999, and hereby appoints James J. Hornthal and Thomas W. Cardy, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of Preview Travel, Inc. to be held on June 15, 1999, at 10:00 a.m., Pacific time, at the Park Hyatt Hotel, located at 333 Battery Street, San Francisco, California, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

Proposal No. 1 - Election of Directors

     [_]  For all nominees listed below   [_]  Withhold authority for all
                                               nominees listed below

     If you wish to withhold authority for any individual nominee(s), strike a
     -------------------------------------------------------------------------
     line through his name or their names in the list below:
     -------------------------------------------------------

     James J. Hornthal         Thomas W. Cardy         Thomas A. Cullen

     Theodore J. Leonsis       James E. Noyes          David S. Pottruck

Proposal No. 2 - Appointment of Independent Auditors

     To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

     [_] FOR                [_] AGAINST              [_] ABSTAIN

Proposal No. 3 - Amendment of 1997 Stock Option Plan

     To approve the amendment of the Company's 1997 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,300,000 shares.

     [_] FOR                [_] AGAINST              [_] ABSTAIN

Proposal No. 4 - Amendment of 1997 Directors' Stock Option Plan

     To approve the amendment of the Company's 1997 Directors' Stock Option Plan to provide for the automatic grant of a stock option to purchase 5,000 shares to each nonemployee director for each committee of the Board of Directors on which the director serves.

     [_] FOR                [_] AGAINST              [_] ABSTAIN


             CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE SIDE

NOTE: This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned in the enclosed envelope.


In their discretion, upon such other matter or matters which may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF. WITH RESPECT TO THE ELECTION OF DIRECTORS, IF NO CONTRARY OBJECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE.

DATED:                                    , 1999
      ------------------------------------


                           -----------------------------------------------------
                           Printed name(s) exactly as shown on Stock Certificate



                           -----------------------------------------------------
                           (Signature)



                           -----------------------------------------------------
                           (Signature)


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by its President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.